Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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DIVERSINET CORP.

(Exact name of registrant as specified in its charter)

Ontario, Canada (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

2235 Sheppard Avenue East, Suite 1700,

Toronto, Ontario, Canada M2J 5B5

(Address of Principal Executive Offices) (Zip Code)

Stock Bonus and Stock Compensation Awards

and

Consultant Agreement

(Full title of the plans)

David Hackett

2235 Sheppard Avenue East, Suite 1700,

Toronto, Ontario, Canada M2J 5C2

(Name and address of agent for service)

(416) 756-2324

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common shares	146,000	$0.79	$115,340	$ 3.54
Common shares	75,000	$0.79	$ 59,250	$ 1.82
Total	221,000 (2)	$0.79	$174,590	$ 5.36

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) promulgated under the Securities Act of 1933, as amended, on the basis of the average of the low bid and high ask prices ($0.78 and $0.80) of a Common Shares as reported on the Over the Counter Bulletin Board on June 26, 2007.

(2)

Includes 146,000 Common Shares issued under 1996 Stock Bonus and Stock Compensation Awards and 75,000 Common Shares issued under the Consultant Agreement, dated April 2, 2007, between Registrant and consultant.

The Selling Shareholders named in this prospectus may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

DIVERSINET CORP.

221,000 Common Shares

The Selling Shareholders named in this prospectus are offering for sale under this prospectus up to 221,000 of our Common Shares, no par value (the “Common Shares”),  held by them for sale under this prospectus.  Sales of the Common Shares offered hereby may be effected by the Selling Shareholders from time to time in one or more types of transactions at prevailing market prices at the time of sale, or at negotiated prices.  Such transactions may or may not involve brokers or dealers.

We will not receive the proceeds from any Common Shares sold under this prospectus.  We have nonetheless agreed to bear the expenses relating to the registration of the Common Shares, other than brokerage commissions and expenses, if any, which will be paid by the Selling Shareholders.

Our Common Shares are quoted on the Over-the-Counter Bulletin Board (“OTC BB”) under the symbol “DVNTF.OB”.  On June 26, 2007, the average of the closing bid and asked prices of our Common Shares on the OTC BB was $0.79 per share.

Our executive offices are located at 2235 Sheppard Avenue East, Suite 1700, Toronto, Ontario, M2J 5B5, Canada and our telephone number is 416-756-2324.

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An investment in our Common Shares involves a high degree of risk and only people who can afford the loss of their entire investment should consider investing.  See “Risk Factors” beginning on page 2.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Service of process upon us and upon our directors and officers named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States.  Because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

You should rely only on the information contained in this prospectus or that to which we have referred you.  We have not authorized anyone to provide you with information that is different.  This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful.  Our business may change after the date of this prospectus.  Delivery of this document and any sale of securities made hereunder does not mean otherwise.

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The date of this prospectus is June 28, 2007

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TABLE OF CONTENTS

Page
Prospectus Summary	1
Risk Factors	2
Special Note Regarding Forward-looking Statements	8
Our Company	9
• Our Business and Products • Our Capitalization and Indebtedness • Market Price of Our Common Shares • Recent Developments
The Offering	13
• Securities Offered for Resale or Reoffer • Stock Bonus and Stock Compensation Awards • Offering Price • Description of Common Shares • Offering Expenses	•
Use of Proceeds	13
Selling Shareholders	14
Plan of Distribution	17
Material Tax Consequences	18
Experts	24
Incorporation of Company Documents by Reference	24
Where You Can Find More Information	24

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PROSPECTUS SUMMARY

This summary highlights important information about our business and about this offering.  Because this is a summary, it does not contain all of the information you should consider before investing in our Common Shares.  You should read the entire prospectus before making an investment decision.  We prepare our consolidated financial statements in accordance with Canadian generally accepted accounting principles (“GAAP”) and all financial information set out or incorporated herein has been determined in accordance with Canadian GAAP.

References in this prospectus to “Diversinet”, “we”, “us” and “our” refer to Diversinet Corp. unless the context otherwise indicates.

About Our Business

We are an authentication security software product and service company that develops, markets and distributes mobile and PC-based authentication solutions that provide for secure access to on-line services and corporate networks, as well as the secure transmission of data over mobile networks.  Our solution encompasses all aspects of communication and commercial transaction security requirements, covering the authentication and authorization of individuals involved, the integrity of the information being sent.

We provide authentication security products for the secure access to data over web and mobile networks and are striving to become the leading provider of personal device-based authentication services.  Our strategy to achieve this objective involves: targeting emerging mobile data and messaging markets, expanding strategic partnerships and sales channel relationships, maintaining a leadership position in terms of products and services, research and development, and building awareness of the Diversinet brand.

About the Offering

This prospectus relates to the resale and reoffer by Selling Shareholders of up to 221,000 of the Common Shares held by them, which Common Shares constitute “control” or “restricted” securities (as that term is defined in Rule 144(a)(3) promulgated by the SEC, under the Securities Act) previously received by the Selling Shareholders as bonus awards in connection with their employment or position at our company.

The Selling Shareholders may offer the Common Shares for resale or reoffer pursuant to this prospectus in varying amounts and transactions so long as this prospectus is then current under the rules of the SEC and we have not withdrawn the registration statement.  The offering of Common Shares may be through the facilities of the OTC Bulletin Board or such other exchange or reporting system where the Common Shares may be traded.  Brokerage commissions may be paid or discounts allowed in connection with such sales; however, it is anticipated that the discounts allowed or commissions paid will be no more than the ordinary brokerage commissions paid on sales effected through brokers or dealers.  To our knowledge, as of the date hereof, no one has made any arrangements with a broker or dealer concerning the offer or sale of the Common Shares.  See “Plan of Distribution.”

No Proceeds

We are not offering or selling any securities under this prospectus and will not receive any proceeds from the sale of the Selling Shareholder’s securities.  However, we will pay all costs associated with this prospectus.

Risk Factors

An investment in the Common Shares of our Company is subject to a number of risks. We have set forth these risk factors below under the heading “Risk Factors” which you should carefully review.

Our Company

Diversinet Corp. (formerly The Instant Publisher Inc.) was formed under the laws of Ontario, Canada on December 8, 1993, through the amalgamation of The Instant Publisher Inc. with Lombard Consolidated Resources Inc., an Ontario corporation.  We are subject to the Business Corporation Act (Ontario).  Our principal executive offices are located at: 2235 Sheppard Avenue East, Suite 1700, Toronto, Ontario, M2J 5B5, Canada.  Our telephone number is (416) 756-2324.  See “Our Recent Developments.”

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RISK FACTORS

The Common Shares offered by this prospectus are speculative, involve a high degree of risk and should only be purchased by persons who can afford to lose their entire investment.  You should therefore carefully review the following risk factors, as well as all of the other information in this prospectus, before investing in the securities offered by this prospectus.

We have limited financial resources, and if we fail to either raise capital when needed or generate revenues, we may need to cease operations.

Our ability to continue operations beyond the next fiscal year may be dependent on our ability to obtain additional financing.  Although we have made progress in developing our products and have completed initial consumer deployments, our revenue from operations is not sufficient to cover our operating expenses at present and is unlikely to be sufficient within fiscal 2007.  We have obtained funding for operations from private equity placements in the past, but there is no assurance we will be able to do so again in the near future at commercially reasonable terms or at all despite the progress of the business.  In July 2006, we completed a private placement of 1,538,463 units, at $0.65 per unit, for gross proceeds of $1,000,000 and issued 96,154 units for consulting services related to the private placement.  Each unit was comprised of one Common Shares and one Common Shares purchase warrant, exercisable at $1.00 per share and expiring on July 26, 2008.  In June 2006, we completed a private placement of 6,680,001 units, at $0.60 per unit, for gross proceeds of $4,008,000.  Each unit was comprised of one Common Shares and one Common Shares purchase warrant, of which half of the warrant is exercisable at $0.75 and the other half is exercisable at $0.90, expiring on June 30, 2008.  The terms of new capital, if any, may materially dilute existing shareholders.  Our failure to either raise capital when needed or to generate revenues would leave us with insufficient resources to continue our business.

We have lost money in the past, we have realized minimal revenues from continuing operations, and we expect to continue to sustain losses in the future and may never achieve profitability.

We have not generated sufficient revenue to date from the sales of our solutions and licensing of our products. For the years ended December 31, 2006, 2005 and 2004, we posted net losses of $3,451,000, $7,109,000 and $7,517,000, respectively.  The auditors’ report on our December 31, 2005 consolidated financial statements included additional comments for U.S. readers that stated that conditions and events existed that cast substantial doubt on our ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.  We may never achieve profitability or maintain profitability, if achieved, on a consistent basis.

Our business plan is dependent upon customer adoption and commercial deployment of our products; if our business plan is not accepted, we may need to cease operations.

Our ability to continue operations is also dependent on the acceptance of our secure authentication and related solutions and the adoption of advanced authentication protected applications over web and mobile data networks as an accepted method of personal information protection in sufficient volume for us to generate enough revenues to fund our expenses and capital requirements.  The personal authentication data market is in a very early stage, and it may not develop to a sufficient level to support our business.

We market our solutions to large companies, application developers and solution providers with specific market area expertise.  The implementation of our solutions by these entities typically involves a lengthy education process and a significant technical evaluation and commitment of capital and other resources.  This process is also subject to the risk of delays associated with customers’ internal budgeting and other procedures for approving large capital expenditures, deploying new technologies within their networks and testing and accepting new technologies that affect key operations. As a result, the associated sales and implementation cycles can be lengthy.  Our quarterly and annual operating results could be materially harmed if orders forecasted for a specific customer for a particular quarter are not realized.

Many of our early licensing agreements permitted our customers to examine and test our products with no initial up-front payments to us.  These customers are not required to make payments to us until they begin to use our solutions for commercial purposes.  In certain cases, we also enter into evaluation agreements, whereby potential customers may examine our solutions for a specified period of time with no payment to us.  Our current licensing agreements typically require the customer to pay a license fee attributable to the software components and the solution and upon shipment of these items to the customer, although we have sometimes waived the up-front fee.

We have a limited number of customers.  The loss of, or a significant reduction in business from, any of these customers would materially harm our business and results of operations, and our future prospects depend substantially on expanding our customer base.

During fiscal 2004, 46% of revenue was generated from one customer and 64% of revenue was generated from two customers.  During fiscal 2005, 38% of revenue was generated from one customer and 67% from two customers.  During fiscal 2006, 56% of revenue was generated from one customer. The loss of revenues from one or more significant customers, or the failure to collect receivables due from a major customer in a timely manner would have a material adverse effect on our results of operations.  If we are unable to expand our customer base, our results of operations will suffer.

Fluctuations in foreign exchange may adversely affect our business.

Our functional currency is the U.S. dollar.  Sales generated outside Canada are generally denominated in U.S. dollars.  During fiscal 2004, 2005 and 2006, we have incurred a large portion of our expenses in U.S. dollars, but we also incurred a smaller portion of our expenses in other currencies including Canadian dollars, Pound Sterling and Hong Kong dollars.  Changes in the value of these currencies relative to the U.S. dollar may result in currency losses that may have an adverse effect on our operating results.  With the completion of our financings in June and July 2006, we have a portion of our cash resources in U.S. dollar short-term investments and in Canadian dollars.  During fiscal 2004, 2005 and 2006 we maintained a portion of our cash resources in both U.S. and Canadian dollar term deposits.

We may not be successful if we fail to attract and retain our key technical personnel.

We currently have two senior officers and 35 employees and 3 contractors.  We may not be able to improve our solutions and products or create new products if we lose any of our key employees or contractors.  We do not maintain key person life insurance policies on any of our employees.  Skilled technical personnel can be difficult to attract depending on the strength of the economy and competitive opportunities.  We may not be able to retain our current employees if they receive better job offers from other employers.

We are involved in litigation which could result in judgments against us which, in the aggregate, could total more than our combined current assets, working capital and net assets.

There is currently one material claim pending against us.  If we lose this suit or enter into settlement requiring us to pay cash or issue any of our Common Shares, our liquidity and financial position will be adversely affected, and our shareholders’ ownership may be diluted.  During fiscal 2000, the Company and its wholly owned Barbados subsidiary, The Instant Publisher Ltd., were sued by a company that alleged that the Company breached a dealer agreement entered into in 1995 by the Company’s former printing business and is seeking damages of $1,533,950 and damages of $25,000,000 for loss of reputation and loss of opportunity, pre-judgment and post-judgment interest, and costs. Management believes that a loss arising from this matter is probable and that the amount can reasonably be estimated.  The Company has recorded an amount for the liability based on its current estimate of the settlement amount.  As additional information becomes available, any potential liability related to this matter is assessed and the estimates will be revised accordingly.  Based on the currently available information, management believes that the ultimate outcome of this matter will not have a material adverse effect on our financial position or overall trends in results of operations.

We have limited experience in the authentication security software and identity management solutions field, and we are therefore subject to risks inherent in establishing a new business.

We have been in the authentication security software field since fiscal 2004 building upon our data security experience beginning in 1997 and the identity management solutions field in 2001, and we have only generated minimal revenues from this business.  We are not sufficiently established to fully evaluate or forecast our prospects, and we are subject to the risks inherent in establishing a new business enterprise.

Our ability to keep pace with the rapid technological changes and frequent new product introductions common in the information and communications technology industry will determine our ability to remain competitive and affect the viability of our products.

To succeed in the authentication security and the identity management solutions business, we believe that we will have to continuously improve the performance, features and reliability of our products and be the first to the market with new products or enhancements to existing products.  We cannot provide assurance that we will be able to improve our products in a timely manner.  The emerging market for authentication security solutions for identity protection is characterized by rapid technological developments, frequent new product introductions and evolving industry standards.  We anticipate this evolution will also occur in the authentication security and the identity management solutions market in which we focus our technological developments.  The adoption of new standards, or the informal adoption of certain standards by a significant percentage of the computer security and related industries, could require us to reconfigure our products.  We may not be able to counter challenges to our current products or to introduce product offerings that keep pace with the technological changes introduced by competitors or persons seeking to breach information security.  We are not currently aware of any significant new technologies either under development or about to be introduced in the mobile data security or the identity management solutions security field.

Further, our authentication and identity management products depend in part on the application of certain mathematical principles forming the basis of the encryption technology which is embedded in our products.  Any significant advance in techniques for decoding or cracking encrypted computer information could render some or all of our products obsolete or unmarketable.

Our products use algorithms, or mathematical formulae, to encrypt and secure information.  The security afforded by our products is predicated on the assumption that these mathematical formulae are very difficult to solve.  This assumption is based on the fact that years of theoretical and empirical research by leading mathematicians have not resulted in any efficient solutions to these problems.  There can be no assurance, however, that future research will not uncover efficient solutions to these problems.

Also, even if no breakthrough in solving these problems is discovered, they may eventually be solved by computer systems having sufficient speed and power.  If improved techniques for decoding encrypted information are developed or made possible by the increased availability of powerful computing resources, our products could be rendered obsolete.

The highly competitive nature of the information and communications technology fields could prevent us from achieving success.

Our solutions are targeted at the new and rapidly evolving market for authentication and authorization products for mobile data communications, commerce, telecommunications and identity management.  This market is not mature.  We anticipate that it will be intensely competitive, subject to rapid change and significantly affected by new solution, product and service introductions and other market activities of industry participants.  Many of our competitors and potential competitors have a longer operating history, greater name recognition, larger installed customer base and significantly greater financial, technical and marketing resources than we have.  As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, and they could therefore render our technologies and products obsolete.

Because of the broad potential application of our authentication and authorization software and identity management solutions, we compete with vendors offering a wide range of computer security products.  These competitors include Entrust Technologies, Certicom, Verisign, Vasco and EMC Corp. (RSA Division).  There also may be other potential entrants to the market of whom we are not yet aware.

We lack experience in sales and marketing, and we depend on our relationships with more established corporations to assist in selling and marketing our products.

We have limited sales and marketing experience and limited money to fund marketing.  A significant part of our business strategy is to form strategic relationships with more established companies to expose our solutions to a larger customer base than we could reach through a direct sales and marketing force.  Our existing relationships have not resulted in any significant revenues to date and may not result in any revenues in the future.

As a result of our emphasis on these relationships, our success will partially depend on both the ultimate success of the third parties with whom we have these relationships and the ability of these third parties to market our products and services successfully.

We cannot provide assurance that we will be able to enter into additional, or maintain our existing, strategic relationships on commercially reasonable terms, if at all.  Our failure to do so would require us to devote substantially more resources to the distribution, sales and marketing of our products and services.  Also, these strategic relationships do not afford us any exclusive marketing or distribution rights.  The third parties may reduce their commitments to us in the future or pursue alternative technologies.

The nature of our products subjects us to product liability risks, potential lost revenues and adverse publicity in the event of product failure.  Our customers may rely on our products to prevent unauthorized access to computer networks.  Malfunctions or design defects of our products could:

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cause interruptions, delays or cessation of services to our customers,

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result in product returns,

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result in liability for damages,

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adversely affect the market’s perception of the security offered by our product, resulting in a lack of demand for our products, or

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require us to make significant expenditures to alleviate the problem.

Our license agreements may not be adequate to limit our liability.

A large number of claims by our customers could subject us to significant liability as well as limit the demand for our solutions and products.  In most cases our license and support agreements attempt to limit our liability to the total amount of the licensing and support fees paid during the twelve-month period preceding an alleged error in or failure of our software.  This contractual provision may not always be enforceable.  Courts have held that contractual limitations of liability of this type, or the “shrink-wrap licenses” in which they are sometimes embodied, are unenforceable because the licensee does not sign them.  If these contract provisions limiting our liability are not enforceable, we could be obligated to pay significant damages resulting from customer claims.

If computer hackers find ways to circumvent our products, our products would not perform their essential function.

Any compromise of the security offered by our products, in a single incident or a series of incidents, would make our products less attractive to our customers.  Software error or failure may result from a hacker seeking unauthorized access to a computer network.  The methods used by hackers are evolving rapidly and generally are not recognized until they are launched against one or more systems.  We are unable to anticipate hackers’ tactics.  The publicity surrounding any security breaches could adversely affect the public perception of the security offered by our authentication and authorization products and make it more difficult for us to sell our products.

We might not always be able to enforce our intellectual property rights.

Our success depends significantly upon our proprietary technology, and our means of protecting our proprietary and intellectual property rights may not be adequate.  We rely on a combination of patent and trademark laws, trade secrets, confidentiality agreements and contractual provisions to protect our proprietary rights.  We have two U.S. patents, which will be in effect until at least August 22, 2017, and three patents granted in Israel in effect until 2017 and 2021, as well as 13 applications pending in Israel, the United States and Canada.  We cannot provide assurance that any of our applications will be approved, that any new patents will be issued, that we will develop proprietary products or technologies that are subject to patent, that any issued patent will provide us with any competitive advantages or will not be challenged by third parties.  Furthermore, we cannot provide assurance that the patents of others will not have a material adverse effect on our business and operating results.  There is also a risk that our competitors will independently develop similar technology, duplicate our products or design around our patents or other intellectual property rights.

If our technology or products were determined to infringe upon the rights of others, we would be required to obtain licenses to use that technology.  If we are not able to obtain a license in a timely manner on acceptable terms or at all, we may have to stop producing our product until we can develop an alternative that does not infringe the rights of others.

Patent disputes are common in technology-related industries.  We cannot provide assurance that we will have the financial resources to enforce or defend a patent infringement or proprietary rights action.  As the number of products and competitors in our target markets grows, the likelihood of infringement claims also increases.  Any claims or litigation may be time-consuming and costly, cause product shipment delays or require us to redesign our product or require us to enter into royalty or licensing agreements.  Any of these events could have a material adverse effect on our business and operating results.  Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to use our proprietary information and software.  In addition, the laws of some foreign countries do not protect proprietary and intellectual property rights to as great an extent as do the laws of Canada and the United States.

Changes in the export regulation of encryption-based technologies may restrict our ability to sell or license our products.

Our products are subject to export controls under Canadian and U.S. laws and regulations.  These laws and regulations may be revised from time to time in ways that may materially and adversely affect our ability to sell our products abroad or to make products available for sale or license via international computer networks such as the Internet, although pursuant to an international treaty, a number of countries have relaxed, or are in the process of relaxing, their export rules as applicable to products licensed by us.  Canadian and U.S. government controls on the export of encryption technologies which we license from third parties and which are embedded in our products may, if subject to revision, be amended and subsequently restrict our ability to freely export our products.  As a result, foreign competitors subject to less stringent export controls on their products may be able to compete more effectively than we can in the global information and computer security market.

Our articles of incorporation authorize us to issue an unlimited number of Common Shares, which could result in dilution to our shareholders.

Subject to regulatory and/or shareholder approval, shareholders may experience dilution or limitations in takeover attempts because our articles of incorporation allow us to issue an unlimited number of Common Shares.  Our shareholders have no right to purchase additional Common Shares when we issue new Common Shares.  As of December 31, 2006, we had 33,413,005 Common Shares issued and outstanding as well as warrants, options and other derivative instruments exercisable for or convertible into up to 12,218,396 Common Shares.

If our Common Shares should become ineligible for continued quotation on the OTC BB or a public trading market does not continue for any reason, holders of our Common Shares may have difficulty selling their Common Shares.

Our Common Shares became ineligible for continued quotation on the NASDAQ SmallCap Market and are now trading on the Over the Counter Bulletin Board; therefore holders of our Common Shares will have difficulty selling their Common Shares.  Our Common Shares were quoted on the NASDAQ SmallCap Market from June 1995 through late April 2003.

Our Common Shares may continue to be penny stock, which may adversely affect the liquidity of our Common Shares.

The SEC has adopted regulations that define a penny stock to be any equity security that has a market price, as defined in those regulations, of less than $5.00 per share, subject to certain exceptions.  Our Common Shares are currently penny stock.

Generally, for any transaction involving a penny stock, a broker-dealer is required to deliver, prior to the transaction, a disclosure schedule relating to the penny stock market as well as disclosure concerning, among other things, the commissions payable, current quotations for the securities and information on the limited market in penny stocks.

The liquidity of our Common Shares may be materially and adversely affected if our Common Shares continue to be penny stock due to the administration requirements imposed by these rules.

It may be difficult for our shareholders to enforce civil liabilities under the U.S. federal securities laws because we are incorporated in Canada.

We are incorporated under Canadian law and the majority of our directors and executive officers are Canadian citizens or residents.  All, or a substantial portion, of these persons’ assets and substantially all of our assets are located outside the United States.  As a result, it may not be possible for investors to effect service of process within the United States upon those persons or us or to enforce against them judgments of U.S. courts predicated upon civil liabilities under U.S. federal or state securities laws.  Also, there is uncertainty as to the enforceability in Canada, in original actions or in actions for enforcement of judgments of the U.S. courts, of civil liabilities predicated upon U.S. federal or state securities laws.

We may be treated as a passive foreign investment company, which would have adverse tax consequences for our U.S. shareholders.

We may be treated as a passive foreign investment company, or a PFIC.  A non-U.S. corporation generally will be considered a PFIC for any taxable year if either (1) at least 75% of its gross income is passive income or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income. While we do not believe that we should be treated as a PFIC, whether we are treated as a PFIC depends on questions of fact concerning our assets and revenues.  Accordingly, we cannot assure you that we will not be treated as a PFIC.

If we were to be treated as a PFIC, there could be material adverse tax consequences to U.S. holders of our Common Shares for any taxable year during which they held our Common Shares, including:

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having gains realized on the sale of Common Shares treated as ordinary income, rather than capital gain;

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having interest charges apply to the proceeds of Common Shares sold in prior periods;

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realizing no increase in the tax basis for Common Shares held to fair market value upon shareholder’s death; and

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losing preferential rate applicable to dividends received on Common Shares held.

The determination of whether we are classified as a PFIC is made on an annual basis and will depend on factors such as the composition of our income and assets from time to time as well as our Common Shares price. Therefore, it is possible that we could be classified as a PFIC for any particular year.

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NOTICE REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated in it by reference contain forward-looking statements within the meaning of section 27A of the Securities Act, referred to herein as the Securities Act, and involve known and unknown risks and uncertainties.  Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters.  You can identify these and other forward-looking statements by the use of words such as “may”, “will”, “should”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “intends”, “potential” or the negative of such terms, or other comparable terminology.

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain.  Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors: and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources.  Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Annual Reports on Form 20-F and our company reports on Form 6-K to the SEC. Also note that we provide a cautionary discussion of risk and uncertainties under the caption “Risk Factors” in this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us.

We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements.

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THE COMPANY

Our Business and Products

We are an authentication security software product and service company that develops, markets and distributes mobile and PC-based authentication solutions that provide for secure access to on-line services and corporate networks, as well as the secure transmission of data over mobile networks.  Our solution encompasses all aspects of communication and commercial transaction security requirements, covering the authentication and authorization of individuals involved, the integrity of the information being sent.

We provide authentication security products for the secure access to data over web and mobile networks and are striving to become the leading provider of personal device-based authentication services.  Our strategy to achieve this objective involves: targeting emerging mobile data and messaging markets, expanding strategic partnerships and sales channel relationships, maintaining a leadership position in terms of products and services, research and development, and building awareness of the Diversinet brand.

We develop, license, service and support the Diversinet MobiSecure suite of mobile authentication products, solutions and services.  Diversinet MobiSecure Client provides the ability to support multiple mobile authentication solutions and service applications across a wide range of mobile device platforms.  Based on our intellectual property, patents and Diversinet Passport Trust Platform™ developed over the last seven years, we have consolidated our core technology capabilities to an application licensee/reseller business model and re-branded our offerings as the Diversinet MobiSecure suite of mobile authentication products, solutions and services.  As a packaged software and security appliance provider, Diversinet products, solutions and services allow companies to deploy the robust mobile-optimized strong authentication infrastructure needed for trusted exchange of sensitive information over data networks quickly and cost-effectively. This enables companies to reduce the time-to-market for delivery of new secure mobile data applications and business services.

The Diversinet MobiSecure™ product, solution and service suite is comprised of the following individual software products and service offerings:

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Diversinet MobiSecure™ Client mobile-optimized strong authentication software that can be embedded on a variety of mobile devices, manages the trusted credentials used to authenticate the mobile user for secure personal communications and commercial transactions and generates One-Time Passwords according to variety of industry-standard and proprietary algorithms.

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Diversinet MobiSecure™ Authentication Server Center (MASC) is a specialized server product which provides Over-the-Air (OTA) Diversinet MobiSecure™ Client software, credential provisioning and registration lifecycle management for mobile and PC device users.  Additionally, the Authentication Server will offer mobile-optimized validation services.  Finally the server also offers Short Message Service (SMS)-based OTP functionality to support ‘zero-client’ mobile devices for mobile authentication services for users that do not carry mobile devices that can support our client software directly.

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Diversinet MobiSecure™ SDK provides mobile application developers with a suite of security Application Program Interface (APIs) to integrate the Diversinet MobiSecure Client software and service bureau infrastructure across a range of mobile device platforms, Internet and mobile data networks for secure personal communication and commercial transactions.

•

Diversinet’s MobiSecure™ Wallet is a client-side secure container application, which can access or hold confidential personal information, such as user id and access information via fax, email and SMS.  It operates in concert with the MobiSecure™ Vault, a server-side secure container application, and allows a user to access a host of personal information files.  Personal health records, financial information, payment information, entertainment or loyalty information can be accessed in real time, directly from a user’s mobile phone or other hand-held access device.  The MobiSecure Vault provides large file storage and backup to the Wallet and is accessible through web service interfaces and adaptors.

Our Capitalization and Indebtedness

The following unaudited table sets forth, on a Canadian GAAP basis, our capitalization and indebtedness, as of March 31, 2007 and includes the effect of the sale of 221,000 Common Shares to the Selling Shareholders.  No adjustment has been made for actual or estimated costs we may incur with respect to this offering.

	As of March 31, 2007
	Actual	Adjusted

Cash and cash equivalents and short term investments	$4,487,374	$4,487,374

Shareholders’ Equity
Share capital	58,840,132	58,840,132
Share purchase warrants	1,660,818	1,660,818
Contributed surplus	5,334,271	5,334,271
Retained earnings (deficit)	(60,076,967)	(60,076,967)
Accumulated other comprehensive income:
Cumulative translation adjustment	(1,520,721)	(1,520,721)
Total Shareholders’ Equity	$4,237,533	$4,237,533

Common shares outstanding (basic)	34,007,255	34,130,255
Fully diluted Common Shares	45,395,603	45,518,603

Our authorized share capital consists of an unlimited number of Common Shares, no par value.  As of December 31, 2006, 33,413,005 of our Common Shares were issued and outstanding.

Market Price of Our Common Shares

The following table sets forth the range of high and low closing sale prices for our Common Shares for the periods indicated, as reported by the Nasdaq SmallCap Market and the Over the Counter Bulletin Board.  Our Common Shares were quoted on the Nasdaq SmallCap Market from June 1995 through late April 2003 and on the Over the Counter Bulletin Board from late April 2003 to present.  On January 28, 2003, the Company implemented a 1 for 10 reverse stock split that was approved by its shareholders at the Company’s Annual and Special Meeting of Shareholders on January 22, 2003.  The share data has been adjusted for this reverse stock split.

	High	Low
Most Recent Six Months
May 2007	1.00	0.79
April 2007	0.95	0.85
March 2007	1.17	0.72
February 2007	1.45	1.10
January 2007	1.10	0.83
December 2006	0.95	0.72
Fiscal year ended December 31, 2007
First Quarter	1.45	0.72

Fiscal year ended December 31, 2006
Fourth Quarter	1.03	0.48
Third Quarter	0.69	0.46
Second Quarter	0.75	0.50
First Quarter	0.81	0.31

Fiscal year ended December 31, 2005
Fourth Quarter	0.58	0.30
Third Quarter	0.73	0.36
Second Quarter	0.82	0.64
First Quarter	0.89	0.62

Fiscal year ended
December 31, 2006	1.03	0.31
December 31, 2005	0.82	0.30
December 31, 2004	2.53	0.34
December 31, 2003	6.30	0.48
December 31, 2002	12.50	2.20
December 31, 2001	36.20	10.00

Our Recent Developments

The following summarizes recent material events relating to our business, including material changes in our affairs that have occurred since December 31, 2006, the end of the most recent fiscal year for which audited consolidated financial statements are incorporated by reference in the registration statement of which this prospectus is a part.  This discussion should be read in conjunction with the other information included in this prospectus, including “Risk Factors” beginning on page 2.  You should also refer to the information contained in the documents incorporated herein by reference, including our Annual Report on Form 20-F for the year ended December 31, 2006 and the audited financial statements contained therein, together with our quarterly results as reported on Forms 6-K filed with the SEC on May 3, 2007.

Three year license and VAR agreement with Intersections Inc.

As previously reported in our report on Form 6-K filed with the Securities and Exchange Commission on May 30, 2007, we have entered into a three year license and VAR agreement to provide our MobiSecure™ Wallet and Vault mobile secure access solution to Intersections Inc., a leading provider of identity theft protection and credit management solutions for consumers.  Offering users secure and immediate access to a host of personal, financial, and insurance identity information, as well as other critical, privileged data, MobiSecure Wallet and Vault will provide Intersections with a mobile security platform it can use to extend its core offering and create a host of new services that build closer, more personal and “sticky” relationships with their more than five million users.

Over the next twelve months under this arrangement, we expect to receive cash payments totaling a minimum of $839,000, which includes $675,000 relating to the license and VAR agreement for the first year and $164,000 for various statements of work.  Intersections intends to use the Mobisecure Wallet and Vault solution and re-brand it for a variety of new service and product offerings expected to become available during the second half of 2007.  These will be available directly through Intersections’ Identity Guard® brand and through selected partners, opening up significant new distribution channels for Diversinet.

Albert Wahbe appointed as Chief Executive Officer; New Director Added

As previously reported in our report on Form 6-K filed with the Securities and Exchange Commission on April 13, 2007, Albert Wahbe has been appointed as our Chief Executive Officer.  Albert Wahbe is also currently the Chairman of the Board.  He has replaced Nagy Moustafa as Chief Executive Officer.  Mr. Moustafa’s employment contract has been terminated and Mr. Moustafa has entered into a 6 month business consulting agreement with Diversinet.  In addition, as also reported, Greg Milavsky has joined Diversinet’s Board.

Albert Wahbe will serve as Chief Executive Officer and has entered into a one year employment agreement renewable for a further one year period at the discretion of the Board.  Albert Wahbe’s compensation will consist solely of the issuance of 300,000 Common Shares annually and up to an additional 200,000 Common Shares annually based on meeting targets to be established by Diversinet’s Board.  The shares issued to Albert Wahbe may, at his request, be registered under future registration statements filed by the Company under the U.S. Securities Act of 1933.  Furthermore, Mr. Wahbe will be entitled to $4,000 per month in personal expenses.

Nagy Moustafa’s employment agreement was terminated in accordance with its terms.  Mr. Moustafa has received as a one-time payment US$512,000 (representing two years’ salary and minimum bonus as provided by his employment agreement).  Mr. Moustafa has agreed to immediately exercise his remaining stock options to purchase 421,000 Common Shares at an aggregate price of US$182,270.  Furthermore, Mr. Moustafa will continue to receive normal course employee benefits for a two year period.  Mr. Moustafa concurrently entered into a consulting agreement with Diversinet to provide business development services for a six month period at a fee of $12,000 per month plus a sales commission payable on certain possible future revenue.

Gregory Milavsky joins the Diversinet board.  Mr. Milavsky is currently the senior managing director and founder of Canterbury Park Capital L.P., a private equity firm based in Toronto, Canada

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THE OFFERING

Securities Offered for Resale or Reoffer

A total of up to 221,000 of Common Shares held for resale by the Selling Shareholders.

Stock Bonus and Stock Compensation Awards

The Common Shares registered for resale hereby represent (i) remuneration paid to a consultant pursuant to a Consultant Agreement dated as of April 2, 2007 and (ii) bonuses and stock compensation previously awarded under Stock Bonus and Stock Compensation Awards (“Stock Bonus Awards”) by the Company to the Selling Shareholders, in their respective capacities as employees or officers of our Company, as part of their remuneration packages.  The form of the bonus award to the Selling Shareholders is attached as an exhibit to this prospectus.

Offering Price

The Common Shares are to be resold by the Selling Shareholders, as described elsewhere in this prospectus, and may be resold at the market price for our Common Shares as of the date of resale or, if applicable, a price negotiated in a private sale.

Our Common Shares are traded on the OTC Bulletin Board under the symbol “DVNTF.OB”.  On June 26, 2007, the reported closing price for our Common Shares on the OTC Bulletin Board was $0.83.

Description of Common Shares

Each Common Shares is entitled to one vote on all matters submitted to a vote by shareholders, including the election of directors.  There are no cumulative voting rights in the election of directors.  All Common Shares are equal to each other with respect to liquidation and dividend rights and are entitled to receive dividends if and when our board declares them out of funds legally available for distribution.  Upon our liquidation, all assets available for distribution are distributable among shareholders according to their respective holdings.  There are no preemptive rights to purchase any additional, unissued Common Shares.

Impact of the “Penny Stock” Rules on Buying or Selling Our Common shares  The SEC has adopted regulations that define a penny stock to be any equity security that has a market price, as defined in those regulations, of less than $5.00 per share, subject to certain exceptions.  Our Common Shares are currently penny stock.  Generally, for any transaction involving a penny stock, a broker-dealer is required to deliver, prior to the transaction, a disclosure schedule relating to the penny stock market as well as disclosure concerning, among other things, the commissions payable, current quotations for the securities and information on the limited market in penny stocks.  The liquidity of our Common Shares may be materially and adversely affected if our Common Shares continue to be penny stock due to the administration requirements imposed by these rules.

Offering Expenses

We will bear all costs, expenses and fees in connection with the registration of the Common Shares offered for resale or reoffer under this prospectus.  The Selling Shareholders will bear brokerage commissions and similar selling expenses, if any, attributable to the resale or reoffer of the Common Shares, as well as any fees and disbursements of counsel to the Selling Shareholders.

USE OF PROCEEDS

The Selling Shareholders are selling all of the Common Shares covered by this prospectus for their own account. Accordingly, we will not receive any of the proceeds from the resale or reoffer of the Common Shares.

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SELLING SHAREHOLDERS

The Common Shares being offered for resale or reoffer hereby represent:

•

75,000 Common Shares  previously issued by us to Albert Wahbe, an independent consultant, in consideration for services performed by him in each of April, May and June 2007 pursuant to that certain Consultant Agreement, dated April 2, 2007, between our Company and Mr. Wahbe, which services involve duties, functions and responsibilities customary to, and generally consistent with, the position of a chief executive officer; and

•

146,000 Common Shares previously issued by us to the Selling Shareholders, in their respective capacities as officers or employees of the Company, pursuant to Stock Bonus Awards, the form of which is attached as an exhibit hereto, granted as part of, or in addition to, their respective remuneration packages for the fiscal year 2006.  These awards reflect the determination by our Board of Directors that, in order to reduce cash paid for bonuses and compensation, our Company would issue, in lieu of cash, part of the equivalent cash amount in Common Shares to our employees.  All of the Selling Shareholders are or were within 90 days prior to the date of this prospectus an employee or officer of the Company.

The table below sets forth the names of the Selling Shareholders other than those non-affiliated Selling Shareholders holding less than the lesser of 1,000 Common Shares or 1% of the Common Shares issued as part of the Stock Bonus Awards to which this registration statement relates, which unnamed non-affiliates may use this prospectus to resale or reoffer Common Shares up to such amount.  The table below also sets forth:

•

the number of Common Shares beneficially owned by the named Selling Shareholders, as of May 31, 2006;

•

the percentage of our outstanding Common Shares beneficially owned by each of the named Selling Shareholders as of May 31, 2006;

•

the number of Common Shares that each named Selling Shareholder may offer under this prospectus; and

•

the number of Common Shares that each Selling Shareholder will beneficially own, assuming the sale of all of the Common Shares covered by this prospectus.

	Common Shares beneficially owned prior to this offering		Common Shares offered under this prospectus	Common Shares beneficially owned after this offering (2)
		Percent of total Common Shares outstanding			Percent of total Common Shares outstanding

Name of Beneficial Owner	Number (1)			Number (1)
Scotia Capital ITF Albert Wahbe Acct 4392663912	9,600,000	25.3%	75,000 (3)	9,300,000	25.3%
40 King Street West, Suite 1101 (Attn Mohit Vikrant)
Toronto, Ontario, M5H 3Y2

Nagy Moustafa	602,724	1.8%	15,000	587,724	1.8%
78 Forester Crescent
Unionville, Ontario L6C 1V3

David Hackett	535,092	1.6%	25,000	510,092	1.6%
20 Astley Avenue
Toronto, Ontario M4W 3B4

Charles Blair	98,550	*	10,000	88,550	*
100 Upper Madison Ave Suite 1910
Toronto, ON, M2N 6M4

Hussam Mahgoub	181,500	*	5,000	176,500	*
20 Harding Blvd. Suite #1007
Richmond Hill, ON, L4C 9S4

Lee Torell	68,029	*	5,000	63,029	*
142 Pears Ave Unit #B8
Toronto, ON, M5R 1T2

Konstantin Teslenko	82,432	*	10,000	72,432	*
60 Laverock Ave # 201
Richmond Hill, ON, L4C 4J6

Jun Sun	69,240	*	4,500	64,740	*
4919 James Austin Drive
Mississauga, ON L4Z 4H5

Elkin Florez	74,202	*	7,000	67,202	*
11 Kempsell Cres
North York, ON, M2J 2Z6

David Annan	247,000	*	15,000	232,000	*
1173 Middlegate Road
Oakville, ON, L6M 1M5

Salah Machani	149,792	*	25,000	124,792	*
34 Jaimie Road
Thornhill ON, L4J 5Z9

John Couse	138,000	*	3,000	135,000	*
128 Wimbleton Road
Toronto, ON, M9A 3S6

Rana Ibrahim	23,682	*	4,000	19,682	*
55 Falby Court # 1604
Ajax, ON, L1S 3W4

Pingan (Benjamin) Ding	19,304	*	1,500	17,804	*
19 Hookwood Drive
Scarborough, ON, M1S 2N9

Ryan Fung	16,000	*	2,000	14,000	*
93 Chapel Park Square
Toronto, ON, M1V 2S3

Stu Vaeth	304,218	*	5,000	299,218	*
19 Yale Street
Winchester, MA, 01890-2405

Non-Affiliate Selling Shareholders (4)	9,000	*	9,000	-	*

Total Common Shares Registered:			221,000

_________________________________________

*

indicates less than one percent (1%)

(1)

Under the rules promulgated by the SEC, a person is deemed to be the beneficial owner of a security if such person has or Common Shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the date hereof. Unless otherwise indicated by footnote, the Selling Shareholder has sole voting and investment power with respect to the Common Shares beneficially owned by such Selling Shareholder.  At May 10, 2007, 34,463,255 Common Shares were issued and outstanding.

(2)

Assumes that all of the Common Shares that are being offered hereby are sold and that no other Common Shares held by the Selling Shareholders are sold during the offering period.

(3)

Represents Common Shares issued by us under his Consultant Agreement, dated as of April 2, 2007,  for services performed in each of April, May and June 2007, all of which Common Shares are subject to a lock up provision in the Consultant Agreement prohibiting their sale by the consultant until March 31, 2008.

(4)

Represents aggregate Common Shares of those non-affiliated Selling Shareholders holding less than the lesser of 1,000 Common Shares or 1% of the Common Shares issued as part of the Stock Bonus Awards.

The information in the table above concerning the named Selling Shareholders who may offer for resale or reoffer their Common Shares hereunder from time to time is based on information provided to us by each named Selling Stockholder and the assumptions referenced in the footnotes thereto.

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PLAN OF DISTRIBUTION

We are registering the Common Shares offered hereby on behalf of the Selling Shareholders.  As used herein, “Selling Shareholders” includes donees, pledgees, transferees or other successors-in-interest selling Common Shares received after the date of this prospectus from a named Selling Shareholder as a gift, pledge, partnership distribution or other transfer.  All costs, expenses and fees in connection with the registration of the Common Shares offered by this prospectus (including legal and accounting fees, as well as printing and other related costs) will be borne by the Company, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of Common Shares offered hereby which will be borne by the Selling Shareholders.

Because you received the Common Shares directly from us, the Common Shares constitute “control” or “restricted” securities as defined for purposes of General Instruction C to this Form S-8 Registration Statement and promulgated by the SEC. As such, the Common Shares may be subject to resale and reoffer limitations imposed by Rule 144(e) under the Securities Act, including those applicable volume limitations on the amount of their respective Common Shares which can be resold or reoffered during any 90 day period.  In addition, the 75,000 Common Shares held by consultant which are being registered for resale under this resale prospectus are subject to a lock up provision in the Consultant Agreement prohibiting the consultant from selling such Common Shares before March 31, 2008.

Sales of the Common Shares offered hereby may be effected by Selling Shareholders from time to time in one or more types of transactions (which may include block transactions) on the Over the Counter Bulletin Board at prevailing market prices, in the over-the-counter market, in negotiated transactions, through publicly or privately negotiated put or call options transactions relating to the Common Shares offered hereby, through short sales of the Common Shares offered hereby (including the closing of any open short position), or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices.  Such transactions may or may not involve brokers or dealers.  The Selling Shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the Common Shares offered hereby by the Selling Shareholders.

The Selling Shareholders may enter into hedging transactions with regard to the Common Shares offered hereby.  In connection with such transactions the counter parties to such transactions may engage in short sales of the Common Shares offered hereby or of securities convertible into or exchangeable for such Common Shares in the course of hedging positions they assume with Selling Shareholders.  The Selling Shareholders may also enter into other transactions which require the delivery of the Common Shares offered by this prospectus, which Common Shares such counter parties may resell pursuant to this prospectus (as amended or supplemented, if necessary, to reflect such transaction).

The Selling Shareholders may effect these transactions by selling the Common Shares offered hereby directly to purchasers or to or through broker-dealers, which may act as agents or principals.  Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Common Shares offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary brokerage commissions).

The Selling Shareholders and any broker-dealers that act in connection with the sale of the Common Shares offered herein might may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale or reoffer of the Common Shares offered herein sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.  The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Shares offered hereby against certain liabilities, including liabilities arising under the Securities Act.

Because Selling Shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act.  We have informed the Selling Shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

Selling shareholders also may resell all or a portion of the Common Shares offered hereby in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144, including, without limitation, satisfaction of the requisite holding periods thereunder, or another exemption under the Securities Act.

Upon our being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Shares offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•

the name of each such Selling Shareholder and of the participating broker-dealer(s);

•

the number of Common Shares involved;

•

the initial price at which such Common Shares were sold;

•

the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•

that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•

other facts material to the transaction.

There can be no assurance that the Selling Shareholders will sell any or all of the Common Shares offered by them hereunder.

MATERIAL TAX CONSIDERATIONS

The Stock Bonus Awards program is not qualified under Section 401(a) of the U.S. Internal Revenue Code.  Summarized below are the tax effects that may accrue to purchasers of Common Shares under this Prospectus.

Canadian Income Tax Considerations

The following summarizes the material Canadian federal income tax considerations under the Income Tax Act (Canada), or the Tax Act, generally applicable to:

•

holders of Common Shares who, at all relevant times, for purposes of the Tax Act, are not resident in Canada, deal at arm’s length with us, acquire and hold their Common Shares as capital property, do not use and are not deemed to use or hold their Common Shares in the course of carrying on, or otherwise in connection with, a business in Canada and who, at all relevant times, for the purposes of the Canada-United States Income Tax Convention 1980, as amended, or the Treaty, are resident in the United States, have never been resident in Canada, and have not held or used (and do not hold or use) Common Shares in connection with a permanent establishment or fixed base in Canada, or the U.S. Shareholders; and

•

holders of Common Shares who, at all relevant times, for purposes of the Tax Act, are resident in Canada, deal at arm’s length and are not affiliated with us, all within the meaning of the Tax Act, and acquire and hold their Common Shares as capital property, or the Resident Shareholders.

Two related persons (such as a corporation and a person that controls the corporation) are deemed not to deal with each other at arm’s length and it is a question of fact whether persons not related to each other are dealing with each other at arm’s length. Generally, Common Shares will be considered to be capital property to a holder thereof provided that the holder does not use the Common Shares in the course of carrying on a business and has not acquired them in one or more transactions considered to be an adventure in the nature of trade. Certain Resident Shareholders may, in certain circumstances, treat Common Shares as capital property by making an irrevocable election permitted by subsection 39(4) of the Tax Act. This summary does not deal with special situations, such as the particular circumstances of traders or dealers in securities, limited liability companies, tax-exempt entities, insurers, “specified financial institutions” and “financial institutions” as defined in the Tax Act (including those to which the mark-to-market provisions of the Tax Act apply), holders of an interest which is a “tax shelter investment” for the purposes of the Tax Act, or otherwise.

This summary is based on the current provisions of the Tax Act and the regulations thereunder, or the Regulations, all specific proposals to amend the Tax Act and Regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof, or the Public Amendments, the current provisions of the Treaty and our Canadian counsel’s understanding of the current administrative policy and practices of the Canada Revenue Agency, or the Administrative Practices. It has been assumed that all Public Amendments will be enacted substantially as proposed and that there will be no other relevant changes in any governing law, the Treaty or Administrative Practices, although no assurances can be given in these respects. This summary does not take into account provincial, territorial, United States or other foreign income tax considerations, which may differ significantly from those discussed herein.

This summary is not exhaustive of all possible Canadian federal income tax consequences. It is not intended as legal or tax advice to any prospective holder of Common Shares and should not be construed as such. No representations with respect to the income tax consequences to any such holder are made. The tax consequences to any prospective holder of Common Shares will vary according to the status of that holder as an individual, trust, corporation or member of a partnership, the jurisdictions in which that holder is subject to taxation and, generally, according to that holder’s particular circumstances.

EACH HOLDER SHOULD CONSULT THE HOLDER’S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES APPLICABLE TO THE HOLDER’S OWN PARTICULAR CIRCUMSTANCES INCLUDING THE APPLICATION AND EFFECT OF THE INCOME AND OTHER TAX LAW OF ANY COUNTRY, PROVINCE, STATE OR LOCAL TAX AUTHORITY.

All amounts relevant in computing the liability of a U.S. Shareholder under the Tax Act are to be reported in Canadian Currency at the rate of exchange prevailing at the relevant time.

Taxation of U.S. Shareholders

Amounts in respect of Common Shares paid or credited or deemed to be paid or credited as, on account or in lieu of payment of, or in satisfaction of, dividends to a U.S. Shareholder by us are subject to Canadian withholding tax at a rate of 25%. Under the Treaty, the rate of withholding tax on dividends beneficially owned by a U.S. Shareholder is generally limited to 15% of the gross amount of the dividend (or 5% in the case of corporate U.S. Shareholders owning at least 10% of our voting shares).

A U.S. Shareholder is generally not subject to tax under the Tax Act in respect of a capital gain realized on the disposition of a Common Shares unless such share is “taxable Canadian property,” as defined in the Tax Act, to the holder thereof and the U.S. Shareholder is not entitled to relief from taxation in Canada under the Treaty with respect to such disposition.

The Common Shares will generally not be taxable Canadian property to a U.S. Shareholder at the time of a disposition provided that the Common Shares are listed on a prescribed stock exchange and that at no time during the 60 month period ending at the time of disposition of the Common Shares did the U.S. Shareholder, persons with whom the U.S. Shareholder did not deal at arm’s length, or the U.S. Shareholder together with such persons, own 25% of more of the issued shares of any class or series of our company. In the case of the U.S. Shareholder to whom Common Shares constitute, or are deemed to constitute, taxable Canadian property, no tax under the Tax Act will generally be payable on a capital gain realized on the disposition of such shares by virtue of the relieving provisions of the Treaty unless, at the time of disposition, the value of such shares is derived principally from real property situated in Canada. We believe that, at the date of this prospectus, the value of the Common Shares is not derived principally from real property situated in Canada.

Taxation of Resident Shareholders

In the case of a Resident Shareholder who is an individual, any dividends received on the Common Shares will be included in computing his income and will be subject to gross-up and dividend tax credit rules normally applicable to taxable dividends paid by taxable Canadian corporations.

In the case of a Resident Shareholder that is a corporation, dividends received on the Common Shares will be included in computing the corporation’s income and will generally be deductible in computing its taxable income. A Resident Shareholder that is a corporation may be liable to pay refundable tax under Part IV of the Tax Act on dividends received on the Common Shares to the extent that such dividends are deductible in computing the corporation’s taxable income. However, a public corporation which is not controlled, whether because of a beneficial interest in one or more trusts or otherwise, by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), will not be liable to pay refundable tax under Part IV of the Tax Act.

A disposition, or a deemed disposition, of the Common Shares (other than a disposition or a deemed disposition of a share to us, unless we purchased the share in the open market in the manner in which shares are normally purchased in the open market) will give rise to a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Common Shares, net of any costs of disposition, exceed (or are less than) the adjusted cost base of the Common Shares to the Resident Shareholder. For this purpose, the adjusted cost base to a Resident Shareholder of a Common Shares will be determined by averaging the cost of that Common Shares with the adjusted cost base of all Common Shares held at that time by the Resident Shareholder.

One-half of any capital gain realized by a Resident Shareholder will be included in computing the Resident Shareholder’s income as a taxable capital gain. One-half of any capital loss realized by a Resident Shareholder may generally be deducted against taxable capital gains realized in the year of realization of such loss or the three preceding taxation years or any subsequent taxation year, subject to detailed rules contained in the Tax Act in this regard. A capital loss realized by a Resident Shareholder that is a corporation, a partnership of which a corporation is a member or a trust of which a corporation is a beneficiary will be reduced by the amount of dividends received in certain circumstances.

Capital gains realized by an individual may give rise to a liability for alternative minimum tax.

U.S. Federal Income Tax Considerations

The following discussion summarizes the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition our Common Shares acquired in this offering by a U.S. Holder (as defined below) that holds our Common Shares as a capital asset.

This discussion is not a comprehensive description of all of the tax considerations that may be relevant to a particular investor’s decision to purchase Common Shares and does not address all aspects of U.S. federal income taxation that may be relevant to a U.S. Holder based on such holder’s particular situation.

This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, and U.S. Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below.

This discussion does not address any aspect of U.S. federal gift or estate taxes, or of state, local or non-U.S. tax laws. Additionally, as mentioned above this discussion does not consider the tax treatment of partnerships or persons who hold Common Shares through a partnership or other pass-through entity.

IF YOU ARE CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF OUR COMMON SHARES, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR CONCERNING THE TAX CONSEQUENCES IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

For purposes of this summary, a U.S. Holder is a beneficial owner of Common Shares that is a U.S. person. A U.S. person is:

•

a citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation (or other entity taxable as a corporation) that is created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•

an estate the income of which is subject to U.S. federal income taxation, regardless of its source; or

•

a trust if it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or if it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership holds Common Shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a U.S. Holder that is a partner of a partnership holding Common Shares, you are urged to consult your tax advisor.

Distributions on Common Shares

Subject to the discussion under “—Passive Foreign Investment Company Rules” below, the gross amount of any cash distributions on the Common Shares (before reduction for Canadian withholding taxes) to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles will be taxable to you as dividends. Dividends will be includable in your gross income on the date actually or constructively received by you. These dividends will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

Subject to certain limitations and providing certain holding period requirements are met, for taxable years beginning before January 1, 2011, dividends paid to non-corporate U.S. Holders, including individuals, may be eligible for a reduced rate of taxation if we are deemed to be a “qualified foreign corporation” for U.S. federal income tax purposes. A non-U.S. corporation (other than a corporation that is a passive foreign investment company (“PFIC”) for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive income tax treaty with the United States that includes an exchange of information program and that the U.S. Treasury Department has determined to be satisfactory for purposes of the qualified dividend income provisions of the Code or (ii) with respect to any dividend it pays on stock that is “readily tradable on an established securities market in the United States.”

The U.S. Treasury Department has determined that the U.S.-Canada income tax treaty is satisfactory for purposes of the qualified dividend provisions of the Code and we believe that we are eligible for the benefits of the treaty. In addition, provided the listing of the Common Shares on the Nasdaq Global Market is approved, we expect the Common Shares to be readily tradeable on the Nasdaq Global Market, an established market in the United States. However, in respect of one or more taxable years, we may be a PFIC and, therefore, not a qualified foreign corporation. See discussion below under “Passive Foreign Investment Company Rules.”

To the extent that the amount of any cash distribution exceeds our current and accumulated earnings and profits, the distribution will first be treated as a tax-free return of capital, to the extent of your adjusted basis in the Common Shares causing a reduction in the adjusted basis of the Common Shares (thereby increasing the amount of gain, or decreasing the amount of loss, you would recognize on a subsequent disposition of the Common Shares), and any balance in excess of adjusted basis will be subject to tax as capital gain.

To the extent we pay dividends on the Common Shares in Canadian dollars, the U.S. dollar value of such dividends should be calculated by reference to the exchange rate prevailing on the date of the distribution, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. If Canadian dollars are converted into U.S. dollars on that date, your tax basis in such Canadian dollars will be equal to their U.S. dollar value on that date and, as a result, you generally should not be required to recognize any foreign currency exchange gain or loss in connection with the distribution. Any gain or loss recognized on a subsequent conversion or other disposition of the Canadian dollars generally will be treated as U.S. source ordinary income or loss.

Dividends paid on the Common Shares generally will constitute income from sources without the United States for U.S. foreign tax credit limitation purposes. You may be eligible, subject to a number of complex limitations, to claim a U.S. foreign tax credit for, Canadian taxes that are withheld on dividends received by you. If you do not elect to claim a foreign tax credit for U.S. federal income tax purposes, you may be entitled to claim a deduction for U.S. federal income tax purposes, in respect of such withholdings, but only for a year in which you elect to do so for all creditable foreign income taxes. You are urged to consult your tax advisor regarding the availability of the U.S. foreign tax credit in your particular circumstances.

Sale, Exchange or Other Disposition of Common Shares

Subject to the discussion under “—Passive Foreign Investment Company Rules” below, upon the sale, exchange or other disposition of Common Shares, you generally will recognize capital gain or loss equal to the difference between the amount realized upon the sale, exchange or other disposition and your adjusted tax basis in the Common Shares. Your tax basis in a Common Shares will be, in general, the price you paid for that Common Shares, subject to adjustments for return of capital distributions, as described above. The capital gain or loss generally will be long-term capital gain or loss if, at the time of sale, exchange or other disposition, you have held the Common Shares for more than one year. Net long-term capital gains of non-corporate U.S. Holders, including individuals, are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss that you recognize generally will be treated as gain or loss from sources within the United States for U.S. foreign tax credit limitation purposes.

Passive Foreign Investment Company Rules

In general, a foreign corporation will be classified as a PFIC for U.S. federal income tax purposes if:

•

75% or more of its gross income in a taxable year falls within specific categories of passive income; or

•

the average percentage of its assets in a taxable year which produce passive income or are held for the production of passive income based on an average of the quarterly values during a taxable year, is at least 50%. For this purpose, cash is categorized as a passive asset and the Company’s unbooked intangibles are taken into account.

•

Based on our current income and assets, and taking into consideration this offering, we do not believe that we should be classified as a PFIC for the current taxable year. While we do not anticipate becoming a PFIC in future taxable years, the composition of our income and assets will be affected by how, and how quickly, we spend our liquid assets and the cash raised in this offering.

•

In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization following the close of this offering. Among other things, if our market capitalization is less than anticipated or subsequently declines, we may be or become classified as a PFIC for the current or one or more future taxable years. Further, while we believe our valuation approach is reasonable, it is possible that the Internal Revenue Service may challenge the valuation of our goodwill and other unbooked intangibles, which may result in the company being or becoming classified as a PFIC for the current or one or more future taxable years. If we are a PFIC for any year during which you hold our Common Shares, we generally will continue to be treated as a PFIC for all succeeding years during which you hold our Common Shares.

•

Because PFIC status is a fact-intensive determination made on an annual basis, no assurance can be given that we are not, or will not be classified as, a PFIC.

If we were classified as a PFIC for any taxable year during which you hold our Common Shares, and you did not make a qualifying election either to treat us as a “qualified electing fund” or to mark our Common Shares to market:

•

Excess distributions by us to you would be taxed in a special way. “Excess distributions” are amounts received by you with respect to our Common Shares in any taxable year that exceed 125% of the average annual distributions received by you from us in the shorter of either the three previous taxable years or your holding period for the Common Shares before the current taxable year. Excess distributions must be allocated ratably to each day that you have held our Common Shares. You would be required to include in your gross income amounts allocated to the current taxable year and years before we became a PFIC as ordinary income. In addition, amounts allocated to each other taxable year would be taxed at the corporate or individual tax rate as applicable rate in effect for that year (without regard to other items of income or expense) and the interest charge generally applicable to underpayments of tax would be imposed on the resulting tax attributable to each such year.

•

The entire amount of gain that is realized by you upon the sale or other disposition of Common Shares would also be considered an excess distribution and would be subject to tax as described above.

In addition, a step-up in the tax basis of stock in a PFIC may not be available upon the death of an individual U.S. Holder.

If we were classified as a PFIC as noted above, you could, subject to certain conditions, elect to treat our Common Shares as stock in a “qualified electing fund,” in which case you would be required to include in current U.S. taxable income a proportionate share of our ordinary earnings and net capital gain in years in which we are classified as a PFIC, but under certain conditions any gain subsequently recognized upon the sale of our Common Shares by you generally may be taxed as capital gain. If we determine that we are, or may be, a passive foreign investment company for 2006 or a subsequent year, we will provide shareholders with the necessary information to make a “qualified electing fund” election upon request. Alternatively, if available, you could make a “mark-to-market” election pursuant to which among other things you would recognize an amount of ordinary income or loss each year in an amount equal to the difference between the fair market value of your Common Shares and your adjusted tax basis therein. Losses would be allowed only to the extent of income, net of losses, previously recognized pursuant to the “mark-to-market” election. The mark-to-market election is available only for “marketable stock,” which generally is defined as stock in a PFIC that is “regularly traded” on a “qualified exchange or other market,” as such terms are defined in applicable US Treasury regulations. We expect that, were we to be or become a PFIC, our Common Shares would qualify as marketable stock for purposes of the mark-to-market election, but there can be no assurance in this regard. You should consult with your own tax advisors regarding the availability, consequences, advisability, and manner of making either the “qualified electing fund” or “mark-to-market” election if we are treated as a PFIC.

If you hold Common Shares during a period when we are a passive foreign investment company, you will be subject to the preceding rules, even if we cease to be a passive foreign investment company, subject to certain exceptions. You are strongly urged to consult your tax advisors about the passive foreign investment company rules.

Information Reporting and Backup Withholding

In general, unless you belong to a category of certain exempt recipients (such as corporations), information reporting requirements may apply to distributions on our Common Shares and to the proceeds of sales of our Common Shares. Backup withholding at a current rate of 28% also may apply if you fail to: (i) provide a correct taxpayer identification number and certify that such number is correct; (ii) certify that you are not subject to backup withholding; or (iii) otherwise comply with applicable certification requirements.

Any amounts withheld under the backup withholding rules will be allowed as a credit against your U.S. federal income tax, provided you furnish the required information to the Internal Revenue Service in a timely manner.

EXPERTS

Our consolidated financial statements as at December 31, 2006 and for each of the years ended December 31, 2006 and December 31, 2005 have been incorporated by reference herein and in the registration statement in reliance on the report of KPMG LLP, independent accountants, dated February 22, 2007 also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF OTHER INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents we have filed or will file with the SEC.  We are incorporating by reference in this prospectus the documents listed below:

(a)

Our Report on Form 6-K dated and filed on May 30, 2007;

(b)

Our Report on Form 6-K dated and filed May 22, 2007;

(c)

Our Report on Form 6-K dated and filed May 3, 2007;

(d)

Our Report on Form 6-K dated and filed April 13, 2007;

(e)

Our Annual Report for the year ended December 31, 2006 on Form 20-F dated and filed February 23, 2007; and

(f)

Our Report on Form 6-K dated and filed February 22, 2007.

All documents which we file with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of this prospectus and before the expiration or termination of this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents.  Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference.  Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form S-8, which we filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended (the “Securities Act”).  As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules thereto.  As such we make reference in this prospectus to the registration statement and to the exhibits and schedules thereto.  For further information about us and about our securities, you should consult the registration statement and the exhibits thereto. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed.  Each such statement is qualified in its entirety by such reference.

We file annual and special reports and other information with the SEC (Commission File Number 0000918387) pursuant to Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).  These filings contain important information which does not appear in this prospectus.  For further information about us, you may read and copy these filings at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 942-8090.  The SEC maintains a web site (www.sec.gov) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

We are a Canadian company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act.  As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, and (3) until November 4, 2002, we were not required to make, and did not make, its SEC filings electronically, so that those filings are not available on the SEC’s Web site.

We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents.  Please direct your written or telephone requests to Diversinet Corp., 2235 Sheppard Avenue East, Suite 1700, Toronto, Ontario, M2J 5B5 Canada, Attn: David Hackett, Chief Financial Officer, telephone number (416) 756-2324.  You may also obtain information about us by visiting our website at www.diversinet.com.  Information contained in our website is not part of this prospectus.

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PART II

INFORMATION REQUIRED IN

THE REGISTRATION STATEMENT

Item 1.

Incorporation of Documents by Reference.

Disclosed in prospectus under “Incorporation of Other Information by Reference”

Item 2.

Description of Securities.

Disclosed in prospectus under “The Offering – Securities Offered for Resale or Reoffer” and “– Description of Common Shares.”

Item 3.

Interests of Named Experts and Counsel.

Disclosed in prospectus under “Experts”

Item 4.

Indemnification of Directors and Officers.

Under the Business Corporations Act (Ontario) (the “Act”), Diversinet may indemnify a present or former director or officer or a person who acts or acted at Diversinet’s request as a director or officer of another corporation of which Diversinet is or was a shareholder or creditor and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been such a director or officer if the director or officer acted honestly and in good faith with a view to the best interests of Diversinet and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful.  Such indemnification may be made in connection with an action by or on behalf of Diversinet or such other corporation only with court approval.  A director or officer is entitled to indemnification from Diversinet as a matter of right in respects of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative proceeding to which he is a party by reason of being or having been a director or officer of such corporation if he was substantially successful on the merits and fulfilled the conditions set forth above.

The by-laws of Diversinet provide that each director, each officer, each former director, each former officer and each person who acts or acted at Diversinet’s request as a director or officer of a body corporate of which Diversinet is or was a shareholder or creditor, and his heirs and legal representatives shall be indemnified and saved harmless by Diversinet from and against all costs, charges and expenses, including without limitation, each amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which his is made a party by reason or being or having been a director or officer of Diversinet or such body corporation, if he acted honestly and in good faith with a view to Diversinet’s best interests and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty he had reasonable grounds for believing his conduct was lawful.  In certain circumstances Diversinet has provided its Directors or its subsidiaries’ Directors with a written indemnification confirming the indemnification available under its by-laws.

Diversinet currently maintains directors’ and officers’ liability insurance, which, subject to the provisions contained in the policy, protects the directors and officers, as such, against all claims during the term of their office provided they acted honestly and in good faith with a view to the best interests of Diversinet.  Such insurance provides for an aggregate of $5,000,000 annual protection against liability for and reimbursement of amounts paid.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the U.S. SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 5.

 Exemption from Registration Claimed.

The issuance of the Common Shares to the Selling Stockholders was exempt from the registration requirements of the Securities Act under Section 4(2) of such Securities Act.

Item 6.

 Exhibits.

The following are filed as exhibits to this registration statement:

Exhibits	Description
10.1 10.2 23.1 24.1

Form of Stock Bonus and Stock Compensation Award

Consultant Agreement, dated as of April 2, 2007, between Registrant and Albert Wahbe (incorporated by reference to Registrant’s Registration Statement on Form S-8 filed on June 28, 2007)

Consent of KMPG LLP

Power of Attorney (included at page II-5).

Item 7.

Undertakings.

The undersigned registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-#

SIGNATURES

Pursuant to the requirements of the Securities Act of 1993, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Country of Canada, on June 28, 2007.

DIVERSINET CORP.

By:

/s/ Albert Wahbe

Name: Albert Wahbe

Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading “Signature” constitutes and appoints Albert Wahbe and David Hackett, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the Securities Act of 1933, as amended, this registration statement has been signed below  by the following persons on behalf of the registrant and in the listed capacities as of the dates set forth below.

Signature	Title	Date
/s/ Albert Wahbe . Albert Wahbe	Chief Executive Officer and Director	June 28, 2007
/s/ David Hackett . David Hackett	Chief Financial Officer, (Principal Financial Officer and Accounting Officer)	June 28, 2007
/s/ Ravi Chiruvolu . Ravi Chiruvolu	Director	June 28, 2007
/s/ Greg Milavsky . Greg Milavsky	Director	June 28, 2007
/s/ Philippe Tardif . Philippe Tardif	Director	June 28, 2007
/s/ James Wigdale . James Wigdale	Director	June 28, 2007

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this registration statement solely in the capacity of the duly authorized representative of Diversinet Corp. in the United States, on June 28, 2007.

s/ Albert Wahbe

Albert Wahbe

Authorized U.S. Representative

EXHIBIT INDEX

Exhibit Number	Description

10.1 10.2 23.1 24.1

Form of Stock Bonus and Stock Compensation Award.

Consultant Agreement, dated as of April 2, 2007, between Registrant and Albert Wahbe (incorporated by reference to Registrant’s Registration Statement on Form S-8 filed on June 28, 2007).

Consent of KPMG LLP.

Power of Attorney (included in signature page at II-5).

Exhibit 10.1 – Form of Stock Bonus Award

Diversinet Corp.

2235 Sheppard Avenue East, Suite 1700,

Toronto, Ontario, Canada M2J 5C2

Dear [Name],

This confirms that effective immediately, you are entitled, and Diversinet Corp. (the “Company”) hereby awards to you, in addition to any remuneration payable to you during the fiscal year as an employee or officer of the Company, a bonus (the “Bonus Award”) in the form of [number of shares] of the Company’s Common Shares, no par value (the “Shares”).

You acknowledge and agree that the Shares have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, because you are acquiring them directly from the Company, constitute “restricted securities” as that term is defined under Rule 144(a)(3) of the Securities Act.  Accordingly, you further acknowledge and agree that the Shares may not be sold, transferred, assigned, pledged or subjected to any lien or security interest unless they are first registered under the Securities Act and applicable state securities laws or an exemption from the registration provisions of the Securities Act and applicable state securities laws are available with respect to the proposed sale or transfer.

Subsequent to the issuance to you of the Shares as part of the Bonus Award, the Company intends to file with the U.S. Securities and Exchange Commission a registration statement on Form S-8 registering for resale the Shares acquired by you in this Bonus Award.

You shall be responsible for any taxes and other payments due on the Bonus Award received hereunder.  You are urged to consult with your tax advisor concerning any tax consequences in light of your particular circumstances with respect to the Bonus Award.

As part of this issuance, there is a Memorandum attached hereto regarding the Common Shares issuance and there are certain forms for Revenue Canada Agency that will need to be filled out in order to defer income taxes until you sell the shares and a waiver with regards to withholding taxes.

On behalf of the Board of Directors and the Company, I wanted to thank you for all your hard work and effort.  Hopefully this grant of Common Shares shows you that the Company is committed to all of our employees and our desire to have you participate in the growth of the Company.  Thank you for your continued belief in the Company.

Sincerely,

Albert Wahbe

Chief Executive Officer

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Diversinet Corp.

We consent to the use of our report dated February 22, 2007 on the consolidated balance sheets of Diversinet Corp. as at December 31, 2006 and 2005, and the consolidated statements of earnings and deficit and cash flows for each of the years in the three-year period ended December 31, 2006, incorporated by reference in this Registration Statement on Form S-8.

/s/ KPMG LLP

Toronto, Canada

June 28, 2007